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                          [SIDLEY & AUSTIN LETTERHEAD]



                              November 22, 1996



Strong Schafer Value Fund, Inc.
645 Fifth Avenue
New York, New York  10022



Ladies and Gentlemen:

                 As counsel for Strong Schafer Value Fund, Inc. (the "Fund"), we are familiar with the corporate proceedings and such other legal matters as we deem relevant with respect to the issuance of 6,161,153 shares (the "Shares") of capital stock, par value $.10 per share, of the Fund which were issued and sold by the Fund during its fiscal year ended September 30, 1996 and the registration of which under the Securities Act of 1933, as amended (the "Act"), is to be made definite by the filing by the Fund of a Form 24F-2 dated the date hereof with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

                 Based on the foregoing, and in reliance as to all matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll, a copy of which is attached hereto, it is our opinion that the Shares are validly issued, fully paid and nonassessable. Our opinion is subject to all of the qualifications, limitations and assumptions set forth in the opinion of Ballard Spahr Andrews & Ingersoll.

                 For purposes of this opinion, we have assumed that all Shares issued by the Fund in its fiscal year ended September 30, 1996 were issued and sold in exchange for the consideration, paid in cash or by reinvestment of distributions, authorized by the Board of Directors of the Fund.

                 We hereby consent to the filing of this opinion with the above-mentioned Form 24F-2. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.
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Strong Schafer Value Fund, Inc.
November 22, 1996
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                 This opinion is limited to the federal laws of the United
States of America and the laws of the States of Illinois and Maryland.

                                        Very truly yours,




                                        /s/ Sidley & Austin
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Enc.